Exhibit 10.3

FRAMEWORK RESEARCH AND OPTION AGREEMENT

This Framework Research and Option Agreement (“Agreement”) is made in Jerusalem this 31st day of July, 2022, and shall be effective retroactively as of the 1st day of October, 2021 (the “Effective Date”), by and between:

YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF

JERUSALEM LTD., of Hi Tech Park, Edmond J. Safra Campus, Givat Ram, Jerusalem 91390, Israel (“Yissum”) of the first part; and

CLEARMIND MED Ltd. , of 20 Raoul Wallenberg St. Tel-Aviv; on behalf of itself and its Affiliates (the “Company”), of the second part;

(each of Yissum and the Company, a “Party”, and collectively the “Parties”)

WHEREAS:	pursuant to the regulations of the University, the rights and title to all inventions, know-how and research results of scientists of the Hebrew University of Jerusalem (“HUJ”) vest solely with Yissum; and

WHEREAS:	the Company may, from time to time, wish to fund, and Yissum may from time to time agree, to obtain the performance of, certain research by the Researcher(s) (“each individually a ’Research Project”), relating to various subjects as may be determined and agreed between the Parties on a case by case basis; and in each such event the Parties shall enter into a Research Statement of Work (“SOW” as further detailed below) that will be governed by the provisions of this Agreement.

WHEREAS:	To the extent that a Research is successful, the Company may consider taking, subject to its sole discretion, a license to the applicable Research Results and, if applicable, to any relevant Patent (as such terms are defined below) in accordance with agreed upon commercial and other terms and conditions as shall be set forth in a the applicable SOW; and

WHEREAS:	Yissum agrees to obtain the performance of the Research, all in accordance with the terms and conditions of this Agreement.

NOW THEREFORE THE PARTIES DO HEREBY AGREE AS FOLLOWS:

1.	Interpretation and Definitions

1.1.	The preamble and appendices annexed to this Agreement constitute an integral part hereof and shall be read jointly with its terms and conditions.

1.2.	In this Agreement, unless otherwise required or indicated by the context, the singular shall include the plural and vice-versa, the masculine gender shall include the female gender, and the use of the word “or” shall mean “and/or”.

1.3.	The headings of the sections in this Agreement are for the sake of convenience only and shall not serve in the interpretation of the Agreement.

1.4.	In this Agreement, capitalized terms shall have the meaning set forth herein:

1.4.1.	“Patent” shall mean the patent/s or application/s, if and as, referenced in an applicable SOW; and all patent applications claiming priority therefrom as well as all and all enhancements, improvements, derivatives, divisions, continuations, continuations-in-part, re-examinations, reissues, renewals, registrations, confirmations, substitutions, or extensions, or any other similar statutory protection, and any provisional applications, of any such patents or patent applications, and any and all patents issuing from, and patentable inventions, methods, processes, and other patentable subject matter disclosed or claimed in, any or all of the foregoing.

1.4.2.	“Affiliates” shall mean any person, organization or other legal entity which controls, or is controlled by, or is under common control with, the Company.

1.4.3.	“Control” shall mean the holding of more than fifty percent (50%) of (i) the equity, or (ii) the voting rights, or (iii) the right to elect or appoint directors.

1.4.4.	“Research Project” shall mean the specific research to be conducted by the Researcher(s) pursuant to an applicable Research Program, all as defined and set forth in a corresponding SOW (as set forth in Section 2 below).

1.4.5.	“Research Budget” shall mean with respect to each Research Project - the research budget set forth in the corresponding SOW.

1.4.6.	“Research Results Patents” shall mean any and all patent applications and patents deriving out of the performance of a Research Project, covering any portion or part of the applicable Research Results; and all patent applications claiming priority therefrom as well as all and all enhancements, improvements, derivatives, divisions, continuations, continuations-in-part, re-examinations, reissues, renewals, registrations, confirmations, substitutions, or extensions, or any other similar statutory protection, and any provisional applications, of any such patents or patent applications, and any and all patents issuing from, and patentable inventions, methods, processes, and other patentable subject matter disclosed or claimed in, any or all of the foregoing.

1.4.7.	“Research Period” shall mean with respect to each applicable Research Project the period defined in the corresponding applicable SOW.

1.4.8.	“Research Program” shall mean the program under which the a specific Research Project shall be funded by the Company and carried out and conducted by the Researcher/s, as set forth in the applicable SOW.

1.4.9.	“Research Results” shall mean all results generated from the performance of a specific Research Project, including, but not limited to, methods, process, technique, data, information, discoveries, inventions, materials, devices or know- how arising therefrom, or the applicable Research Results Patents.

1.4.10.	“Researcher(s)” shall mean, with respect to each Research Project, the researcher(s) appointed by Yissum to supervise and to perform the Research Project as shall be set forth in the applicable SOW.

1.4.11.	“SOW” shall mean a statement of work, to which the Parties may enter form time to time, which are duly executed by the Parties and which define a Research Project, and shall include a Research Program, names of the Researcher(s), the Research Period, Research Budget; and the Progress Reports to be provided to Company.

1.4.12.	“Territory” shall mean worldwide.

2.	The Research Project

2.1.	The Parties may agree from time to time that Yissum, via its researchers, will conduct one of more Research Project to be financed by the Company, all in accordance with a SOW. Once the Parties decide to begin a new Research Project, the Parties shall enter into a suitable SOW. Each SOW shall, collectively with this Agreement, independent from other SOW, constitute the entire agreement for the specific Research Project, and shall be governed by the terms of this Agreement.

2.2.	The Company hereby undertakes to finance performance of a Research Project in accordance with a Research Program and Research Budget, all to be set forth in the applicable SOW. Each SOW shall set forth a mutually agreed upon research fee (inclusive of overhead), plus VAT, if applicable (the “Research Fee”), payable in accordance with the payment schedule to be set forth in the Research Budget, as referenced and set forth in the applicable SOW. Such financing shall be, subject to any earlier termination of the specific Research Project pursuant to this section 2.2, below, in an amount as shall be set forth in the applicable SOW. Because the allocation of expenses in any Research Budget is based on expected expense categories and an expected allocation of specific expenses within each category, such categories and the allocation of expenses among the various expense categories may be modified by the Researcher/s, where reasonably necessary or appropriate during the Research Period, provided that Researcher(s) have obtained the Company’s prior written consent to such modification; it being agreed, however that the aggregate Research Fee shall not be increased without the written consent of the Company. Any such modifications shall be agreed in writing as an amendment to the applicable SOW. Payments may be made by check or by wire transfer to the following account:

Name of Bank: *****

Bank Key: *****

Bank’s address: *****

Branch: *****

Bank account Number: *****

Swift Code: *****

IBAN: *****

The Company shall always use the payment information provided above. The Company shall not accept any changes in respect of the payment route or bank account details that are received via email, facsimile or by other means of communication, including, without limitation, any invoice or other written request for payment, unless such changes are set forth in an amendment to this Agreement on the letterhead of Yissum signed by its Chief Financial Officer or Controller. If the Company breaches this provision, it shall bear any financial loss or other consequences arising therefrom and shall indemnify Yissum for any such loss or damages that may be incurred by Yissum.

2.3.	Each Research Project shall be conducted by and under the supervision of the Researcher(s). Should any of the Researchers be unable to complete a Research Project for any reason, Yissum shall notify the Company in writing, and may propose a suitable replacement researcher. The Parties shall discuss the identity of a replacement, but to the extent the Company does not agree to the suggested replacement researcher, the Company shall have the right to terminate the specific Research Project and the applicable SOW upon written notice to Yissum, in which case the provisions of Section 8.3 below shall apply.

2.4.	Yissum shall provide the Company with twice-yearly progress reports as set forth in the applicable SOW (“Progress Reports”). Such Progress Reports may be used by the Company for advertising and marketing purposes and may be publicized for such purposes, provided that no Confidential Information is disclosed and that such advertising or marketing do not indicate in any way that Yissum, the Hebrew University of Jerusalem (the “University”), or the Researcher(s) endorse the Company’s activities. Within thirty (30) days of the end of the Research Period, Yissum shall present the Company with a written report from the Researcher(s) summarizing the results of the Research Project during the Research Period (the “Scientific Report”).

3.	Option to License the Research Results; Ownership of the Research Results and Other Intellectual Property

3.1	With respect to each Research Project hereunder, Yissum hereby grants the Company, an exclusive option (the “Option(s)”) to receive (i) an exclusive royalty-bearing license, in the Territory, to Yissum’s interest in the Research Results or Research Results Patents, if any; and (ii) to the extent any Patent is required to practice the Research Results, a non - exclusive or exclusive license to the Patent solely in the field of the subject matter of the applicable Research Project as defined in the applicable SOW (the “Field”) (the “License”); upon commercial terms and conditions which, unless otherwise set forth in an applicable SOW (following good faith negotiations between the Parties), shall be as set forth in Appendix A., and on additional other customary terms and conditions, all to be negotiated in good faith by the Parties (all to be set forth in a license agreement to be discussed and agreed upon between the Parties (the “License Agreement”).

3.2	The Company may exercise the Option, at any time from the execution of the applicable SOW, up to and including one hundred and twenty (120) days from the Company’s receipt of the Scientific Report provided under the SOW, the “Option Exercise Period”) by notifying Yissum in writing (the “Option Exercise Notice”).

3.3	Upon the date of Yissum’s receipt of the Option Exercise Notice within the Option Exercise Period, Yissum and the Company shall negotiate the terms and conditions of a License Agreement during a period of up to one hundred and twenty (120) days (with respect to each License Agreement, the “Negotiation Period”).

3.4	All rights in the Research Results or the Research Results Patents shall be owned by Yissum, unless an employee of the Company is properly considered an inventor (according to US law) of any Research Results Patent, in which event such Research Results Patent shall be owned jointly by Yissum and the Company (a “Joint Patent”). All rights in any other intellectual property developed solely by the employees or representatives of one Party shall belong exclusively to such Party.

3.5	Notwithstanding the foregoing in Section 3.4, above, should the Company not exercise an Option within the Option Exercise Period, or should the Parties fail to execute a License Agreement within the Negotiation Period despite good-faith negotiations, neither Yissum nor the Researcher(s) shall have any further obligations towards the Company with respect to negotiating a License to the applicable Research Results or Research Results Patents, whether solely owned by Yissum or jointly held with the Company or to the Patent, if applicable. In such event, the Company agrees to take all reasonably necessary actions to assign its interest in any Joint Patent to Yissum without any compensation to be paid by Yissum to the Company. Thereafter, Yissum shall be entitled to commercialize or otherwise grant third parties any right or title in and to the Research Results, the Research Results Patents or the Patent, if applicable according to Yissum’ sole discretion and without any further obligation to the Company.

3.6	With respect to each Research Project, from the execution of a SOW and until the later of (a) the end of the applicable Option Exercise Period; or (b) the effective date of the applicable License Agreement; or (c) the expiration of the applicable Negotiation Period, Yissum: (i) shall not, directly or indirectly, enter into any discussions or agreement with any third party, including any agreement to license, sell or purchase any rights or interests in or to the Research Results or Research Results Patents, or to license or sell any exclusive rights in Patent/s, if applicable, that may jeopardize or conflict with the Option, nor shall it accept, consider, initiate or negotiate any offer from any other person or entity with respect to a collaboration, license, sale, purchase or other business transaction involving the Research Results, Research Patents or Patent(s), if applicable.

4.	Responsibility for the Filing and Funding of Research Results Patent Applications

4.1.	If at any time during the term of this Agreement, a patentable invention arises from a Research Project,( i.e – that would be deemed a Research Result Patent upon its filing) Yissum, at the request of the Company, and in consultation with the Company, shall be responsible for filing an appropriate patent application, and the Company shall be responsible for funding the costs of the filing, prosecution and maintenance of such application. It is acknowledged and agreed that to the extent the Company does not exercise the Option regarding the applicable Research Project for any reason, the Company shall cease payment for the Research Results Patents.

4.2.	In the event that the Company does not exercise an Option or, having exercised such Option, does not execute a License Agreement, Yissum shall assume the responsibility for all future costs of any Research Results Patents and shall be entitled to license such Research Results Patents to any party it so chooses.

5.	Confidentiality

5.1.	Each Party warrants and undertakes to the other that during the term of this Agreement and subsequent thereto, it shall maintain, and shall be liable for its officers, employees, representatives, or any other persons acting on its behalf (“Representatives”) maintaining, full and absolute confidentiality of all information, details and data which is in or comes to its knowledge or the knowledge of its Representatives, directly or indirectly relating to a Research Project or the business of the other Party. Each Party undertakes not to convey or disclose anything in connection with the foregoing to any entity without the prior written permission of the Party which disclosed such confidential information.

5.2.	The obligation contained in this section shall not apply to information which:

(a)	is in the public domain as of the date of this Agreement or hereafter comes into the public domain through no fault of a Party, its officers, employees, representatives or persons acting on its behalf; or

(b)	a Party can demonstrate through tangible evidence was in its possession before receipt from the disclosing Party or its Affiliates; or

(c)	the Party can demonstrate through tangible evidence was developed independently by that Party without reference to or reliance upon the disclosing Party’s information; or

(d)	was disclosed to the Party without restriction on disclosure by a third party who has the lawful right to disclose such information.

5.3.	Notwithstanding the above, a Party may disclose details and information to its officers, employees, representatives or persons acting on its behalf, and Affiliates as necessary for the performance of its obligations pursuant to this Agreement and any SOW, provided that it procures that such parties execute a confidentiality agreement substantially similar in content to this section 5 or are bound by confidentiality undertakings which are not less stringent than those specified above.

5.4.	Without prejudice to the foregoing, the Company shall not mention the names of HUJ, Yissum or the Researcher/s unless required by law or in connection with prosecuting or maintaining Patent(s), if applicable, or Research Results Patents, in any manner or for any purpose in connection with this Agreement or any matter relating to any Research Project, without obtaining the prior written consent of Yissum.

5.5.	Without prejudice to the foregoing, HUJ, Yissum or the Researcher(s) shall not mention the name of the Company unless required by law or in connection with prosecuting or maintaining a Patent, if applicable, or Research Results Patents, in any manner or for any purpose in connection with this Agreement or any matter relating to a Research Project, without obtaining the prior written consent of the Company.

5.6.	Each Party shall be fully accountable and responsible for actions of any of its officers, employees, representatives or persons acting on its behalf (including in the case of Yissum, the Researcher(s)_ and any other employees of HUJ) which constitute a breach of this Section 5.

5.7.	The provisions of this section shall be subject to permitted publications pursuant to Section 6, below.

6.	Publications

Yissum, subsequent to the execution of any SOW associated with this Agreement, and until the expiration of the applicable Negotiations Period,shall ensure that no publications in writing in scientific journals, or orally at scientific conventions, relating to a Research Project are published by it or the Researcher(s) until Yissum, has taken the necessary steps to protect any patentable invention being disclosed in such proposed publication, and subject to the prior written consent of the Company, such consent shall not be unreasonably withheld. Following the expiration of the applicable Negotiations Period, the Researcher(s) will be permitted to publish information regarding said Research Project provided that the Researcher(s) first submits the publication to the Company. The Company may reasonably withhold its consent to such publication until the following remedies are met: (i) to delete Company-owned Confidential Information or (ii) to delete information the publication of which may jeopardize the vital interest of the Company (provided that Company shall not be allowed to object to accurate scientific findings only based on such interests) or (iii) to allow for the filing of patent applications or similar intellectual property protection on any of the Company’s intellectual property that might appear in the proposed publication. Notwithstanding the above, the Company’s consent may not be withheld for a period longer than 90 (ninety) days from the day that the Researcher(s) first submitted the said publication to the Company, after which time the publication will be automatically permitted. Without limiting the foregoing, it is agreed that to the extent a Research Project is not successful, such as, without limitation, it cannot show any effects of the molecules on the profiles and purposes defined by the Parties.

7.	Disclaimer of Warranties and Liability

YISSUM MAKES NO WARRANTIES OF ANY KIND WITH RESPECT TO ANY PATENT(S), IF APPLICABLE, OR RESEARCH PROJECTS. IN PARTICULAR, YISSUM MAKES NO WARRANTIES THAT ANY RESULTS OR INVENTIONS WILL BE ACHIEVED BY ANY RESEARCH PROJECS, OR THAT PATENT(S), ASAPPLICABLE, OR THE RESEARCH RESULTS PATENTS, IF ANY, ARE OR WILL BE COMMERCIALLY EXPLOITABLE OR THAT ANY PATENT(S), IF APPLICABLE, OR THE RESEARCH RESULTS PATENTS, IF ANY, WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS OF ANY THIRD PARTY. YISSUM SHALL HAVE NO LIABILITY WHATSOEVER TO THE COMPANY OR TO ANY THIRD PARTY FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE, SUSTAINED BY THE COMPANY OR BY ANY THIRD PARTY, FOR ANY DAMAGE ASSESSED OR ASSERTED AGAINST THE COMPANY, OR FOR ANY OTHER LIABILITY INCURRED BY OR IMPOSED UPON THE COMPANY OR ANY OTHER PERSON OR ENTITY, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM THE USE OF PATENT(S), AS APPLICABLE, OR THE RESEARCH RESULTS.

8.	Termination of the Agreement

8.1.	Without prejudice to the Parties’ rights pursuant to this Agreement or at law, each Party may terminate this Agreement, by written notice to the other Party in any of the following cases:

8.1.1.	Immediately upon such written notice, if: (i) a Party passes a resolution for voluntary winding up or a winding up application is made against it and not set aside within 60 days; or (ii) a receiver or liquidator is appointed for a Party; or (iii) a Party enters into winding up or insolvency or bankruptcy proceedings. The Parties undertake to notify the other Party within seven days if any of the abovementioned events occur.

8.1.2.	Upon breach of this Agreement, or of a SOW, where such breach has not been remedied within thirty (30) days from the breaching Party’s receipt of written notice of such breach. However, to the extent the breach of the Agreement relates only to one or more specific SOW, then only such specific SOW or SOW may be terminated under the terms of this Section 8.1.2, whereas any other SOW executed under this Agreement shall continue in full force and effect until expiration or termination under the terms of this Agreement and of each applicable SOW and, in such event, the terms of this Agreement shall continue to apply to such SOW until their expiration or termination. To the extent the breach applies to all the SOW executed hereunder, then all such SOW, and the Agreement, may be terminated under this Section 8.1.2.

8.2.	In addition to the above, and without prejudice to Yissum’s rights pursuant to this Agreement or at law, Yissum shall be entitled to terminate any SOW executed under this Agreement upon 14 days prior written notice to the Company in the following circumstances:

8.2.1.	Unauthorized early termination by the Company of the Research Program under the specific SOW, or failure to pay the applicable Research Fee due under such SOW, as set forth in Section 2.1. above; or

8.2.2.	If an attachment is made over the Company’s assets or if execution proceedings are taken against the Company and the same are not set aside within 90 days of the date the attachment is made or the execution proceedings are taken. In such case, all the SOWs and this Agreement may be terminated.

8.3.	The Company may terminate the Agreement, or any specific SOW executed under this Agreement, at any time upon forty-five (45) days prior written notice to Yissum, provided that the Company shall pay Yissum for tasks performed under the applicable SOWs until the effective date of termination and for those irrevocable commitments that were part of the applicable Research Budget(s) and entered into by Yissum prior to having received the Company’s written notice of termination.

8.4.	The termination of this Agreement or any SOW hereunder for any reason shall not release the Company from its obligation to carry out any financial or other obligation which it was liable to perform prior to the Agreement’s, or applicable SOW’s, termination.

In addition, Sections 5, 6, 7, 8.3, and 9 shall survive the termination of this Agreement to the extent required to effectuate the intent of the parties as reflected in this Agreement.

9.	Miscellaneous

9.1	Governing Law and Jurisdiction. The provisions and interpretation of this Agreement and any SOW hereunder, all matters related to this Agreement and everything concerning the relationship between the Parties in accordance with this Agreement or any SOW executed hereunder shall be governed by Israeli law without application of any conflict of law rules. Any dispute arising from this Agreement or any SOW hereunder shall be submitted to the exclusive jurisdiction of the Courts in Jerusalem.

9.2	Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement, or any SOW hereunder, for failure or delay in fulfilling or performing any term of any SOW executed under this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party and without fault of such Party, including, without limitation, fires, earthquakes, floods, embargoes, pandemics, epidemics, wars, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances (except of such Party’s personnel), acts of God, or acts, omissions or delays in acting by any governmental authority, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under the applicable SOW executed under this Agreement with reasonable dispatch whenever such causes are removed. The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so.

9.3	Agreements with the Researcher/s. The Company shall not enter into any new agreement or arrangement of any kind with a Researcher(s) without Yissum’s prior written consent.

9.4	Assignment. No Party may transfer or assign or endorse its rights, duties or obligations pursuant to this Agreement or any SOW hereunder to another, without the prior written consent of the other Party, which consent shall not be unreasonably denied, conditioned or delayed, except that the Company may assign this Agreement or any SOW hereunder to an Affiliate of Company without the need for a prior consent of Yissum, provided such Affiliate agrees in writing to be bound by the terms and conditions of this Agreement and the applicable SOW(s).

9.5	Counterparts. This Agreement may be executed in any number of counterparts (including counterparts transmitted by facsimile and by electronic mail), each of which shall be deemed an original, but all of which taken together shall be deemed to constitute one and the same instrument.

9.6	Binding Effect. This Agreement and the SOW executed hereunder shall be binding upon the Parties once executed by both Parties and shall enter into force and become effective as of the Effective Date.

9.7	Entire Agreement. This Agreement and the SOW attached hereto constitute the full and complete agreement between the Parties and supersedes any and all agreements or understandings, whether written or oral, concerning the subject matter of this Agreement, and may only be amended by a document signed by both Parties. In the event of any contradiction between the terms of this Agreement or any SOW executed hereunder, the terms of this Agreement shall prevail, unless expressly agreed otherwise by the Parties as set forth in the applicable SOW.

10.	Notices

All notices and communications pursuant to this Agreement shall be made in writing and sent by facsimile or by registered mail or electronic mail or served personally at the following addresses:

Yissum

Yissum Research Development Company

of the Hebrew University of Jerusalem,

Hi-Tech Park, Edmond J. Safra Campus

Givat Ram, P.O. Box 39135,

Jerusalem 91390 Israel

Attention: General Counsel

Email: generalcounsel@yissum.co.il

The Company

Clearmind Medicine Ltd. 20 Raoul Valenberg ST

Tel Aviv 6971916

Israel

Attention: CEO ( Dr. Adi Zuloff Shani)

Email: adi@clearmindmedicine.com

or such other address furnished in writing by one Party to the other. Any notice served personally or by electronic mail shall be deemed to have been received on the day of service. Any notice sent by prepaid registered mail shall be deemed to have been received seven days after being posted.

IN WITNESS THE HANDS OF THE PARTIES

YISSUM		THE COMPANY

By:	/s/ Ilya Pittel	By:	/s/ Dr. Adi Zuloff-Shani
Name:	Ilya Pittel	Name:	Dr. Adi Zuloff-Shani
Title:	VP of BD AgTech, FoodTech, Veterinary and Environmental	Title:	Chief Executive

Appendix A

Unless otherwise set forth in an applicable SOW, the commercial terms of the License shall be as follows:

Commercial Terms

Consideration	Fee	Timing or Special Condition
Annual License Maintenance Fee	Year 0: $0 Year 2-3: $0 Year 4-6: $25,000 Year 7-8: $35.000 Year 9 and on: $50,000	Creditable against Royalties in same year
Royalty on Net Sales (from commercialization of products or outcomes of the Targeted Business Activity) (as defined below)	3%	Pass-Through (Flat) on sales by the Company, an Affiliate or a Sublicensee.
Sublicense Considerations (not Exit Event related, and non-sales- related consideration); e.g. sublicense fee, maintenance fees, milestone payments, etc. of the technology of the Targeted Business Activity (as defined below)	20%	From Sublicensee
Milestone Payments	● $400,000 Upon first patient enrolled in a Phase III Clinical Trial ● $600,000 Upon First Commercial Sale in the US or EU
Exit Fee

1. Upon an Exit Event that encompasses the Targeted Business Activity (as defined below) – an Exit Fee of 1 % of the Exit Proceeds associated with the Ratio Value of the Targeted Business Activity.

For the purpose hereof, “Targeted Business Activity” means the business activity of developing and commercializing of the Research Results, including without limitation the Research Results Patents.

“Ratio Value” means the value of the Targeted Business Activity out of the overall value of the entire business activity which is the subject matter of the Exit Event, as shall be determined by third party expert appraiser to be agreed upon by the Parties, at the Company’s expense.

Consideration	Fee	Timing or Special Condition

By way of example only, (i) if the Ratio Value of the Targeted Business Activity is 20% (of the overall value of the entire business activity which is the subject matter of the Exit Event) then Yissum shall be entitled to receive 1% of 20% of the Exit Proceeds, i.e. 0.2% of the Exit Proceeds: (ii) If the Ratio Value of the Targeted Business Activity is 10%, then Yissum shall be entitled to 1% of the 10% if the Exit Proceeds, i.e. 0.1% of the Exit Proceeds; (iii) If the Exit Event is of a Targeted Company (as defined in the Agreement) engaging only in the Targeted Business Activity, then the Value is 100% and Yissum shall be entitled to 1% of the Exit Fee.

2. If an Exit Event that encompasses the Targeted Business Activity does not occur within ten (10) years from the execution of a License Agreement, then the Company’s parent, Clearmind Medicine Inc (“Parent”) shall issue to Yissum such number of common shares of the Parent, constituting 1% of the Ratio Value of the Targeted Business Activity (out of the overall market value of the Parent).

By way of example only, if the Ratio Value of the Targeted Business Activity is 20% then Yissum shall be entitled to receive such number of Parent’s shares constituting 0.2% of the Parent’s stock capital on a fully diluted basis.

Patent Expenses	Past and Ongoing	As may be indicated in the applicable SOW.

The terms “Net Sales”, “Sublicense Consideration “shall be defined in the License Agreement.